U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   St. Charles Investment Company
   5650 Greenwood Plaza Blvd., Ste. 107
   Englewood, CO U.S.A. 80111
2. Date of Event Requiring Statement (Month/Day/Year)
   7/8/1998
3. IRS or Social Security Number of Reporting Person (Voluntary)
   84-0938600
4. Issuer Name and Ticker or Trading Symbol
   Solar Satellite Communication, Inc. SSCI
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  (x) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

If Amendment, Date of Original (Month/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |3825000               |I               |By Satellite Investmen                         |
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 Table II -- Derivative Securities Beneficially Owned                                                                              |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Stephen Maguire, President
SIGNATURE OF REPORTING PERSON
/Signature/
St. Charles Investment Company
DATE
7/20/1998